Exhibit 99.1

 Gene Logic Announces Goodwill Impairment Related to its Nonclinical
                          Services Subsidiary

    GAITHERSBURG, Md.--(BUSINESS WIRE)--Sept. 22, 2005--Gene Logic Inc. (NASDAQ:GLGC) announced today that in conjunction with its annual strategic planning process and annual testing for impairment of goodwill in accordance with Statement of Financial Accounting Standards 142, "Goodwill and Other Intangible Assets", the Company has determined that the value of the goodwill asset that resulted from the April 1, 2003 acquisition of TherImmune Research Corporation (now Gene Logic Laboratories Inc. ("Labs"), the Company's nonclinical services subsidiary) is impaired.
    The determination of impairment was made by the Company on September 20, 2005. The Company expects to finalize and announce the amount of such impairment by November 9, 2005, after completing the required testing, analysis and review of the forecasts and valuation of the subsidiary with its independent, third-party valuation specialist. Prior to this impairment, the goodwill asset for Labs was valued at $43 million. It is not expected that this potentially substantial impairment charge will result in any future cash expenditures.
    Gene Logic has reduced its revenue growth and financial performance assumptions for the Labs business due primarily to customer reaction to issues raised earlier by the FDA with respect to certain pre-acquisition studies, which have since been addressed, and to the underutilization of current capacity. The Company is continuing to identify and implement solutions in its Labs business to increase revenue, improve operational performance and improve its sales and marketing efforts.
    The Company is reviewing the impact of the decreased revenue expectations in the Labs business on its 2005 financial outlook. The Company is not prepared at this time to update financial guidance because it must assess the potential for positive performance of its other divisions to offset decreased revenue expectations in the Labs business. The Company will discuss the 2005 outlook in its third quarter 2005 financial results press release and conference call expected in late October.

    Gene Logic Overview

    Gene Logic is leading the transformation of pharmaceutical research and development with its extensive gene expression databases, pioneering efforts in toxicogenomics, sophisticated bioinformatics expertise, specialty nonclinical testing capabilities and cutting edge technology program for drug repositioning. Gene Logic technologies and services are used by many of the world's top pharmaceutical and biotechnology companies. Over 150 organizations and government agencies have benefited from Gene Logic's diverse portfolio of drug development services, enabling them to make more informed, more reliable and more predictive decisions at each point in the highly complex and costly drug development process. Founded in 1994, Gene Logic is headquartered in Gaithersburg, Md., with additional research and development facilities in Cambridge, Mass. and Berkeley, Calif. The Company maintains customer support operations in Europe and Asia and currently has about 450 employees worldwide. For more information, visit www.genelogic.com or call toll-free - 1/800/GENELOGIC.

    Safe Harbor Statement

    This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Annual Report on Form 10-K for the year ended December 31, 2004 (filed on March 16, 2005) and in subsequent filings made with the Securities and Exchange Commission. Gene Logic is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
    No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company's results may be affected by: the extent of utilization of genomics, toxicogenomics, bioinformatics, nonclinical contract research and drug repositioning and selection by the pharmaceutical and biotechnology industry in research and product development; our ability to retain existing and obtain additional domestic and international customers in a timely manner; capital markets and other economic conditions adversely affecting the purchasing patterns of pharmaceutical and biotechnology companies; levels of industry research and development spending; risks relating to the development of genomics and toxicogenomics-based services and their use by existing and potential customers; our reliance on sole source suppliers; our ability to limit our losses and become profitable; our ability to timely supply customers with additional data as required under some of our genomics and toxicogenomics services contracts; risks relating to the fact that our contracts with our Japanese customers are payable in foreign currency beginning in 2005 and may be subject to fluctuations due to changes in currency exchange rates; our ability to continue to successfully manage growth and operational performance of our nonclinical contract research operations, including increasing facility capacity and achieving optimal use of facilities and facility capacity and adequate quality of studies; our ability to comply with, and to provide studies that are compliant with, regulatory requirements, including those of the FDA, DEA, and AAALAC; our ability to attract and retain key employees; our continued access to necessary human and animal tissue samples; the availability of large animals for clinical testing; our ability to enforce our intellectual property rights and the impact of intellectual property rights of others; outsourcing trends in the pharmaceutical and biotechnology industries; competition within the drug development services outsourcing industry; our ability to limit losses from certain fixed price contracts for nonclinical contract research services; technological advances or alternative technologies, methodologies and services that may make our genomics and toxicogenomics services, nonclinical contract research services and/or drug repositioning and selection services less competitive; risks associated with valuation of assets representing acquired businesses; our ability to successfully develop and commercialize the Horizon technologies acquired from Millennium Pharmaceuticals, Inc., and our related drug repositioning and selection services, and our ability to successfully develop new indications for compounds, and to realize value from such results of our services.

    CONTACT: Gene Logic Inc., Gaithersburg
             Investors/Media:
             Robert G. Burrows, 301-987-1824
             rburrows@genelogic.com
                 or
             Investors:
             Philip L. Rohrer, Jr., 301-987-1700
             prohrer@genelogic.com
                 or
             Media:
             Christopher Culotta, 301-987-1752
             cculotta@genelogic.com